Exhibit 99.1

K•Swiss Inc. Reports Second Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the second quarter ended June 30, 2008.

Financial Highlights

Net earnings and net earnings per diluted share for the second quarter of 2008 were $26,423,000, or $0.75 per diluted share, compared with $7,659,000, or $0.22 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the six months ended June 30, 2008, were $33,533,000, or $0.95 per diluted share, compared with $25,656,000, or $0.72 per diluted share, in the six months ended June 30, 2007. Earnings for both periods in 2008 included a pre-tax gain of $30,000,000, or $0.52 per diluted share (after tax), related to the settlement of litigation.

For the second quarter of 2008, total worldwide revenues decreased 16.9% to $85,155,000 compared with $102,451,000 in the prior-year period. Domestic revenues decreased 32.7% to $36,132,000 in the second quarter, and international revenues increased 0.5% to $49,023,000. Total worldwide revenues for the first six months of 2008 decreased 16.4% to $188,064,000 compared with $225,019,000 in the first six months of 2007. Domestic revenues decreased 33.2% to $77,571,000 in the first half of 2008, while international revenues increased 1.4% to $110,493,000.

Futures Orders

Worldwide futures orders with start ship dates from July through December were $104,178,000, at June 30, 2008, compared with $154,131,000 at June 30, 2007. Domestic futures orders decreased 50.7% to $38,054,000 at June 30, 2008, from $77,194,000 the previous year. International futures orders decreased 14.1% to $66,124,000 at June 30, 2008, from $76,937,000 the previous year.

Stock Repurchase Program

The Company purchased no shares of Class A Common Stock during the second quarter of 2008. At June 30, 2008, there remains authorization to repurchase 3,911,289 shares under the Company's existing stock repurchase program. Since August 1996, K•Swiss has purchased a total of 25.5 million shares of Class A Common Stock for a total expenditure of $166.8 million.

Earnings Guidance

K•Swiss also issued guidance for the third quarter of 2008 and full-year 2008. The Company expects revenues for the third quarter of 2008 to be approximately $65 to $80 million and earnings per diluted share to be in the range of $0.00 to a loss of $0.15. The Company expects full-year revenues to be approximately $300 to $320 million and expects to report full-year earnings per diluted share of approximately $0.50 to $0.65.

The Company's estimates for the third quarter of 2008 and full-year 2008 reflect a significant decline in domestic revenues; substantial investments in product development and marketing for the K•Swiss brand; slow down of international operations; and continued investment in the Royal Elastics brand. The estimates are based upon the following assumptions: gross margins will be approximately 45.0%; SG&A will not rise above $38 million for the third quarter of 2008 and $150 million for the full-year 2008; customer order cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.09 per share for the full year.

Steven Nichols, Chairman of the Board and President, stated, "As guided, domestic and international operations in the second quarter continued to reflect the long lead time required to establish positive trends from our branding efforts. While we are hopeful in the future payoff from our ongoing brand investments, we are increasingly less optimistic about the likelihood of a favorable retail climate in the near term. Fortunately, we continue to be blessed with a strong balance sheet – recently bolstered by a litigation settlement – to execute a long-term focused plan."

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its second quarter 2008 earnings release at 11:00 a.m. ET on July 31, 2008. The number to call for this interactive teleconference is (303) 262-2130. A replay of this conference call will be available until August 8, 2008, by dialing (303) 590-3000 and entering the passcode, 11110984#.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through August 8, 2008.

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss and Royal Elastics brands. The Company also owns a controlling interest in French fashion footwear maker Palladium SAS.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended June 30, 2008, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K-Swiss Inc. Consolidated Statements of Earnings
(In thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007
Revenues	$85,155	$102,451	$188,064	$225,019
Cost of goods sold	48,532	57,529	103,468	122,549
Gross profit	36,623	44,922	84,596	102,470
Selling, general and administrative expenses	35,358	36,374	77,981	73,251
Operating profit	1,265	8,548	6,615	29,219
Other income	30,000	---	30,000	---
Interest income, net	1,552	2,363	3,487	4,574
Earnings before income taxes	32,817	10,911	40,102	33,793
Income tax expense	6,394	3,252	6,569	8,137
Net earnings	$26,423	$7,659	$33,533	$25,656
Basic earnings per share	$0.76	$0.22	$0.97	$0.74
Diluted earnings per share	$0.75	$0.22	$0.95	$0.72
Weighted average number of shares outstanding
Basic	34,727	34,693	34,729	34,658
Diluted	35,271	35,495	35,291	35,494

K-Swiss Inc. Condensed Balance Sheets
(In thousands)

			June 30,
			2008	2007
			(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents			$295,506	$272,199
Accounts receivable, net			52,274	56,318
Inventories			63,811	60,917
Prepaid expenses and other			7,428	6,431
Deferred taxes			5,067	4,412
Total current assets			424,086	400,277
PROPERTY, PLANT AND EQUIPMENT, NET			24,742	23,528
OTHER ASSETS
Intangible assets			10,715	4,700
Deferred taxes			2,977	3,400
Other			8,922	8,127
			22,614	16,227
			$471,442	$440,032

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit			$ ---	$ ---
Trade accounts payable			18,072	19,454
Accrued liabilities			23,300	38,737
Total current liabilities			41,372	58,191
OTHER LIABILITIES			12,081	11,577
STOCKHOLDERS' EQUITY			417,989	370,264
			$471,442	$440,032

CONTACT:
K•Swiss Inc.
George Powlick, 818-706-5100
Chief Financial Officer